Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of November 3, 2026, by and among SPACCircle Sponsor LLC, Soumen Das, MiteshKumar Patel and SPACCatalyst LLC (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of SPACCircle Acquisition Corp., as of the date hereof, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: November 3, 2026	SPACCircle Sponsor LLC

By: Soumen Das, a managing member of SPACCatalyst LLC, managing member of SPACCircle Sponsor LLC

	By:	/s/ Soumen Das
	Name:	Soumen Das,
	Title:	Managing Member of SPACCatalyst LLC

Date: November 3, 2026	By:	/s/ Soumen Das
	Name:	Soumen Das

Date: November 3, 2026	By:	/s/ MiteshKumar Patel
	Name:	MiteshKumar Patel

Date: November 3, 2026	SPACCatalyst LLC

	By:	/s/ Soumen Das
	Name:	Soumen Das
	Title:	Managing Member